Exhibit 99.1

For Immediate ReleaseContact:

David Portnoy

Cryo-Cell International, Inc.

813-749-2100

dportnoy@cryo-cell.com

CRYO-CELL REPORTS FINANCIAL RESULTS FOR FISCAL YEAR ENDED NOVEMBER 30, 2020

OLDSMAR, FL. – February 24, 2021 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for its fiscal year ended November 30, 2020.

Financial Results

Revenue

Consolidated revenues for fiscal 2020 were $31.1 million compared to $31.8 million for fiscal 2019.  The revenues for fiscal 2020 consisted of $29.5 million in processing and storage fee revenue, $630,000 in licensee income, $244,000 in product revenue and $727,000 in public banking revenue compared to $30.0 million in processing and storage fee revenue, $1.0 million in licensee income, $172,000 in product revenue and $652,000 in public banking revenue for fiscal 2019.

Net Income

The Company reported net income of $3.6 million in fiscal 2020 or $0.48 per basic and $0.45 per diluted share, compared to net income of $2.3 million in fiscal 2019 or $0.29 per basic and $0.27 per diluted shares.  Net income for the fiscal year ended November 30, 2020 was due to a 2% decrease in revenue, a 4% decrease in cost of sales, a 4% decrease in selling, general and administrative expenses and the recording of a loss of $1.1 million pursuant to the cancellation of the Erie Group Revenue Sharing Agreement, as previously disclosed.   Net income for the fiscal year ended November 30, 2019 resulted from a 9% increase in revenue and a 5% decrease in selling, general and administrative expenses offset by an 18% increase in cost of sales.  For the twelve months ended November 30, 2020 and November 30, 2019, the Company recorded a gain of $1.9 million and $743,000, respectively, due to the decrease in the fair value of the contingent consideration liability from the potential earn out to which Cord:Use is entitled from the Company’s sale of the purchased public cord blood inventory.  Also included in net income for the twelve months ended November 30, 2020 and November 30, 2019 was a public bank inventory impairment charge of $1.3 million and $2.3 million, respectively. Due to changes in sales trends and estimated recoverability of cost capitalized into the public bank inventory, an impairment charge was recognized during fiscal 2020 and fiscal 2019 to reduce inventory from cost to net realizable value.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries have entrusted Cryo-Cell International with their baby’s cord blood and cord tissue stem cells. In addition to its family bank, Cryo-Cell International has a public banking program in partnership with Duke University. Cryo-Cell’s public bank has provided cord blood for more than 600 transplantations and operates cord blood donation sites across the U.S in prominent hospitals such as Cedars–Sinai Hospital in Los Angeles and Baptist Hospital in Miami. Cryo-Cell’s mission is to provide clients with state-of-the-art cord blood and cord tissue cryopreservation services, raise awareness of the opportunity for expectant parents to bank or donate their baby’s cord blood and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell was also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements herein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the impact of the COVID-19 pandemic on our sales, operations and supply chain, the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the success of the Company’s initiative to expand its core business units to include biopharmaceutical manufacturing and operating clinics, the uncertainty of profitability from its biopharmaceutical manufacturing and operating clinics, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s umbilical cord blood and cord tissue license agreements, together with the associated intellectual property and their ability to provide the Company with royalty fees, and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.